Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

Delivers 34% annual top-line growth, exceeds $200 million capital deployment goal for the fiscal year, and exceeds full fiscal year revenue and profitability outlook

Issues fiscal 2023 outlook, including 8%-to-12% top-line growth

June 21, 2022, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the fourth quarter and full year for fiscal 2022 ended March 31, 2022.

Fourth Quarter 2022 & Recent Highlights:

•	Revenue of $35.1 million, increased 20% organically, or 46% including acquisitions year-over-year
o	Music Publishing revenue rose 29% year-over-year
o	Recorded Music revenue increased by 123% year-over-year
•	Operating Income of $8.7 million, increased by 28% year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $13.9 million, an increase of 34% driven by Recording Music revenue
•	Net Income of $8.9 million, or $0.14 per share, three cents above the prior year period
•	Adjusted EBITDA of $15.4 million, up 47% year-over-year
•	Completed several recent catalog acquisitions, including Larry Smith, Henry Jackman, Larry Kusik and others
•	Signed multiple publishing and futures deals over the last few months including Ali Tamposi, Killer Mike, Phil Manzanera, Mohamed Ramadan and others

Fiscal Year 2022 Highlights:

•	Revenue of $107.8 million, increased 15% organically, or 34% including acquisitions year-over-year
o	Music Publishing revenue rose 17% year-over-year
o	Recorded Music revenue increased by 126% year-over-year
•	Net Income $13.1 million, or $0.22 per diluted share, one cent above the prior year period
•	Adjusted EBITDA of $41.3 million, up 29% year-over-year

•	Exceeded previously increased expectations for fiscal year 2022 for both top-line and Adjusted EBITDA outlooks

•	Closed numerous high-profile and diverse deals throughout fiscal year 2022, including the Tommy Boy record label, a Joni Mitchell administration deal, the recorded music rights to supergroup Alabama, and expanded Middle East and North Africa footprint with the signing of Egyptian rapper Mohamed Ramadan and Moroccan rapper 7liwa.

•	Deployed over $224 million in capital across 110 deals during first year as a public company

•	Provided outlook for 10% growth for both revenue and Adjusted EBITDA in fiscal 2023, at the midpoints

Management Commentary:

“We are pleased to report very strong results for our fourth fiscal quarter, bringing a close to what has been a record-breaking year for Reservoir. We delivered on our financial commitments, driven by our strategic investments, and continued to execute on our strategy of building a robust, curated, and diversified portfolio of award-winning songwriters’ and artists’ bodies of work,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir. “As we close our first year as a publicly traded company, we are proud to announce that we outperformed relative to our expectations and exceeded our capital deployment growth goals with $224 million deployed across 110 unique transactions. More importantly, we laid the foundation for future growth by significantly expanding and diversifying our roster, and we remain proud of our position within the music industry as a trusted partner that can drive value for our talented artists.”

Khosrowshahi continued, “Going forward, our focus remains on growth, driven by continued execution against our M&A pipeline, as well as through our industry leading value enhancement initiatives. Our pipeline of potential deals remains robust, and we expect to deploy over $100 million in new capital in fiscal 2023 that will help us broaden and further diversify our portfolio. We expect to continue to deliver consistent and predictable results in fiscal 2023, supported by a resilient and cash-generative business model. We look forward to leveraging our growing brand and position in the music industry and believe we have a strong platform and strategy to drive long-term growth.”

Fourth Quarter & Fiscal Year 2022 Financial Results

Summary Financials	Q4’22	Q4’21	Change	FY22	FY21	Change
Total Revenue	$35.1	$24.1	46%	$107.8	$80.2	34%
Music Publishing Revenue	$25.1	$19.4	29%	$77.1	$66.1	17%
Recorded Music Revenue	$9.8	$4.4	123%	$29.5	$13.1	126%
Operating Income	$8.7	$6.8	28%	$19.4	$18.3	6%
OIBDA	$13.9	$10.4	34%	$38.4	$32.4	18%
Net Income	$8.9	$5.1	75%	$13.1	$9.3	41%
Adjusted EBITDA	$15.4	$10.5	47%	$41.3	$31.9	29%
(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Total revenue in the fourth quarter of fiscal 2022 increased 46% to $35.1 million, compared to $24.1 million in the fourth quarter of fiscal 2021. Total revenue in fiscal 2022 increased 34% to $107.8 million, compared to $80.2 million in fiscal 2021. The increases for both periods were primarily driven by strong Recorded Music segment growth, inclusive of the acquisitions of various catalogs, including Tommy Boy.

Operating income in the fourth quarter of fiscal 2022 was $8.7 million, an increase of 28%, compared to operating income of $6.8 million in the fourth quarter of fiscal 2021. OIBDA in the fourth quarter of fiscal 2022 increased 34% to $13.9 million, compared to $10.4 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of fiscal 2022 increased 47% to $15.4 million, compared to $10.5 million last year. Operating income in fiscal 2022 was $19.3 million, an increase of 5%, compared to operating income of $18.3 million in fiscal 2021. OIBDA in fiscal 2022 increased 18% to $38.4 million, compared to $32.4 million in the prior year quarter. Adjusted EBITDA in fiscal 2022 increased 29% to $41.3 million, compared to $31.9 million last year. The increases in operating income, OIBDA, and Adjusted EBITDA for both periods were all primarily driven by double-digit revenue growth from both segments and offset by expenses related to being a public company that did not exist in the prior year period. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net income, respectively.

Net income attributable to common stockholders in the fourth quarter of fiscal 2022 was $8.9 million, or $0.14 per share, compared to a net income attributable to common stockholders of $5.1 million, or $0.11 per share, in the year-ago quarter. Net income attributable to common stockholders in fiscal 2022 was $13.1 million, or $0.22 per diluted share, compared to a net income attributable to common stockholders of $9.3 million, or $0.21 per share, in the year-ago quarter. Net income for both periods was driven by revenue growth from both segments, which was offset by higher administration expenses associated with being a public company, as well as higher amortization, interest expense and income tax expenses.

Fourth Quarter & Fiscal Year 2022 Segment Review

Music Publishing	Q4’22	Q4’21	Change	FY22	FY21	Change
Revenue by Type
Digital	$10.9	$9.2	18%	$37.4	$34.8	7%
Performance	$5.1	$4.6	11%	$15.6	$16.3	(5%)
Synchronization	$4.7	$3.6	31%	$13.2	$9.3	41%
Mechanical	$1.1	$1.0	10%	$3.2	$3.0	6%
Other	$3.3	$1.0	230%	$7.7	$2.6	198%
Total Revenue	$25.1	$19.4	29%	$77.1	$66.1	17%
Operating Income	$4.0	$5.7	(30%)	$10.7	$15.3	(30%)
OIBDA	$7.8	$8.7	(10%)	$24.5	$27.0	(9%)
(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Music Publishing revenue in the fourth quarter of fiscal 2022 was $25.1 million, an increase of 29% compared to $19.4 million in last year’s fourth quarter. Music publishing revenue in fiscal 2022 was $77.1 million, an increase of 17% compared to $66.1 million in fiscal 2021. Growth in both periods was driven by strong performance within the Synchronization and Other revenue streams. The fourth quarter has revenue increases across all income types.

In the fourth quarter of fiscal 2022, Music Publishing OIBDA decreased 10% to $7.8 million, compared to $8.7 million in the fourth quarter of fiscal 2021. During fiscal 2022, Music Publishing OIBDA decreased 9% to $24.5 million, compared to $27.0 million in fiscal 2021. Music Publishing OIBDA margin in the fourth quarter decreased from 45% to 31%. Music Publishing OIBDA margin in fiscal 2022 decreased from 41% to 32%. The decline in Music Publishing OIBDA margin for both periods was primarily driven by higher administration expenses associated with being a public company.

Recorded Music	Q4’22	Q4’21	Change	FY22	FY21	Change
Revenue by Type
Digital	$6.4	$2.3	178%	$18.4	$7.3	153%
Physical	$1.6	$1.7	(6)%	$6.4	$3.9	65%
Neighboring Rights	$0.8	$0.4	100%	$2.1	$1.5	42%
Synchronization	$1.0	$0.0	NM	$2.6	$0.5	483%
Total Revenue	$9.8	$4.4	123%	$29.5	$13.1	126%
Operating Income	$4.8	$1.0	380%	$8.4	$2.8	201%
OIBDA	$6.3	$1.5	320%	$13.5	$5.0	170%
(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Recorded Music revenue in the fourth quarter of fiscal 2022 was $9.8 million, an increase of 123% compared to $4.4 million in last year’s fourth quarter. Recorded Music revenue in fiscal 2022 was $29.5 million, an increase of 126% compared to $13.1 million in fiscal 2021. These improvements in both periods were largely driven by the acquisition of Tommy Boy, strong Digital revenue growth, and smaller growth in other revenue types.

In the fourth quarter of fiscal 2022, Recorded Music OIBDA increased 320%, to $6.3 million, compared to $1.5 million in the fourth quarter of fiscal 2021. During fiscal 2022, Recorded Music OIBDA increased 170% to $13.5 million, compared to $5.0 million in fiscal 2021. Recorded Music OIBDA margin in the fourth quarter increased from 34% to 64%. Recorded Music OIBDA margin in fiscal 2022 increased from 38% to 46%. The increase in Recorded Music OIBDA margins for both periods was driven by a shift towards Digital and Synchronization revenues which carry lower costs. Additionally, the Company was able to leverage the existing infrastructure while ingesting the acquired Tommy Boy catalog.

Balance Sheet and Liquidity

During fiscal 2022, cash provided by operating activities was $12.5 million, a decrease of $2.2 million compared to the same period last year. The decreased cash provided by operating activities was primarily attributable to increases in cash used for working capital, including royalty advances (net of recoupments), partially offset by higher earnings.

As of March 31, 2022, Reservoir had cash and cash equivalents of $17.8 million and $74.4 million available for borrowing under its revolving credit facility, for total available liquidity of $92.2 million. Total debt was $269.9 million (net of $5.8 million of deferred financing costs) and Net Debt was $252.0 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $9.2 million and $32.9 million available for borrowing on the revolving credit facility, for total available liquidity of $42.1 million, total debt of $212.5 million (net of $3.1 million of deferred financing costs), and Net Debt of $203.3 million as of March 31, 2021. The Company’s leverage ratio at March 31, 2022 was 5.7x using the trailing twelve month pro forma adjusted EBITDA of $48.2 million which reflects the measurement per its credit agreement.

Fiscal 2023 Outlook

Reservoir initiated the following financial outlook range for fiscal year 2023, and expects the financial results for the year ending March 31, 2023, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$116M - $121M	10%
Adjusted EBITDA	$44M - $47M	10%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, concluded “Given the momentum we built in fiscal 2022, which included numerous new additions to our growing roster of talent, we expect to continue to drive strong growth in both our top and bottom-lines next year. This growth will be supported by the predictable cash flows that our powerful business model produces. Our business model has proven resilient across historical economic cycles, and we have the right strategy to drive long-term value creation for our creative partners, the business and for our shareholders.”

Accounting Adjustments

During the current fiscal year-end reporting process, the Company identified certain immaterial prior period adjustments related to the accounting for acquisitions. While there was no impact on total cash flows, the prior period financial information included in this release has been revised to give effect to these immaterial adjustments. A detailed quantification of the impact of these adjustments on each financial statement line is included in the Company’s 10-K.

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the fourth quarter and fiscal year ended March 31, 2022, and its business outlook at 10:00 a.m. EST today, on June 21, 2022. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations, or by calling 1-844-249-2008 (U.S. and Canada) and 224-619-3936 (International) and entering the conference ID 1156726. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir has grown to represent over 140,000 copyrights and 36,000 master recordings with titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir holds a regular Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at both the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Records, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements with respect to the financial condition, results of operations, earnings outlook and prospects of Reservoir. Forward-looking statements are based on the current expectations and beliefs of the management of Reservoir and are inherently subject to a number of risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual financial condition, results of operations, earnings and/or prospects to be materially different from those expressed or implied by these forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements in this press release may include, among others:

•	expectations regarding Reservoir’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures;

•	Reservoir’s ability to invest in growth initiatives and pursue acquisition opportunities;

•	the ability to achieve the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Reservoir to grow and manage growth profitably and retain its key employees;

•	the inability to maintain the listing of Reservoir’s common stock on the Nasdaq Stock Market LLC and limited liquidity and trading of Reservoir’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that Reservoir may be adversely affected by other economic, business and/or competitive factors;

•	risks related to the organic and inorganic growth of Reservoir’s business and the timing of expected business milestones;

•	risk that the COVID-19 pandemic, and local, state and federal responses to addressing the COVID-19 pandemic, may have an adverse effect on Reservoir’s business operations, as well as its financial condition and results of operations; and

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Reservoir’s resources.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Reservoir prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, Reservoir undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. For a more detailed discussion of risks and other factors that might impact forward-looking statements, see Reservoir’s filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three and Twelve Months Ended March 31, 2022 versus March 31, 2021

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended March 31,			Fiscal Year Ended March 31,
	2022	2021	% Change	2022	2021	% Change

Revenues	$35,121,894	$24,061,474	46%	$107,840,245	$80,245,664	34%
Costs and expenses:
Cost of revenue	12,965,367	9,034,721	44%	44,185,837	32,854,453	34%
Amortization and depreciation	5,250,244	3,630,458	45%	19,022,131	14,077,473	35%
Administration expenses	8,227,633	4,585,927	79%	25,279,256	14,986,085	69%
Total costs and expenses	26,443,244	17,251,106	53%	88,487,224	61,918,011	43%

Operating income	8,678,650	6,810,368	27%	19,353,021	18,327,653	6%

Interest expense	(2,863,413)	(2,304,183)		(10,870,866)	(8,972,100)
Gain (loss) on foreign exchange	203,947	(361,091)		330,582	(910,799)
Gain on fair value of swaps	5,669,378	1,728,584		8,558,339	2,988,322
Interest and other income	10,156	7,091		10,513	13,243
Income before income taxes	11,698,718	5,880,769		17,381,589	11,446,319
Income tax expense	2,845,203	810,267		4,253,192	2,146,691
Net income	8,853,515	5,070,502		13,128,397	9,299,628
Net (income) loss attributable to noncontrolling interests	43,669	(34,588)		(51,770)	(46,673)
Net income attributable to Reservoir Media, Inc.	$8,897,184	$5,035,914		$13,076,627	$9,252,955

Earnings per common share:
Basic	$0.14	$0.18		$0.23	$0.21
Diluted	$0.14	$0.11		$0.22	$0.21

Weighted average common shares outstanding:
Basic	64,145,552	28,539,299		52,611,175	28,370,281
Diluted	64,700,513	44,714,705		58,450,019	44,545,687

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2022 versus March 31, 2021

(Unaudited)

(Expressed in U.S. dollars)

	March 31, 2022	March 31, 2021

Assets
Current assets
Cash and cash equivalents	$17,814,292	$9,209,920
Accounts receivable	25,210,936	15,813,384
Current portion of royalty advances	12,375,420	12,840,855
Inventory and prepaid expenses	4,041,471	1,406,379
Total current assets	59,442,119	39,270,538

Intangible assets, net	571,383,855	391,149,163
Equity method and other investments	3,912,978	1,591,179
Royalty advances, net of current portion	44,637,334	28,741,225
Property, plant and equipment, net	342,080	321,766
Fair value of swap assets	3,991,802	-
Other assets	559,922	781,735
Total assets	$684,270,090	$461,855,606

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$4,436,943	$3,316,768
Royalties payable	21,235,815	14,656,566
Accrued payroll	1,938,281	1,634,852
Deferred revenue	1,103,664	1,337,987
Other current liabilities	12,272,577	2,615,488
Amounts due to related parties	-	290,172
Current portion of loans and secured notes payable	-	1,000,000
Income taxes payable	77,496	527,172
Total current liabilities	41,064,776	25,379,005

Loans and secured notes payable	269,856,169	211,531,875
Deferred income taxes	24,884,170	19,267,617
Fair value of swaps	-	4,566,537
Other liabilities	1,012,651	6,739,971
Total liabilities	336,817,766	267,485,005

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	81,632,500
Common stock	6,415	2,854
Additional paid-in capital	335,372,981	110,496,300
Retained earnings	12,213,519	(863,108)
Accumulated other comprehensive income (loss)	(1,198,058)	2,096,358
Total Reservoir Media, Inc. shareholders' equity	346,394,857	193,364,904
Noncontrolling interest	1,057,467	1,005,697
Total shareholders' equity	347,452,324	194,370,601
Total liabilities and shareholders' equity	$684,270,090	$461,855,606

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Net Debt, that has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA plus the pro forma EBITDA of assets acquired in the previous four quarters representing the earnings of those assets for the portion of the prior four quarters before the Company’s acquisition of such assets. This is the measurement defined in the Company’s credit agreement. The Company believes that including the supplemental adjustments that are made to calculate Pro Forma Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants as well as providing meaningful information about the historic earnings of acquired assets. Pro Forma Adjusted EBITDA is not defined by GAAP. Pro Forma Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, Pro Forma Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2022 versus March 31, 2021

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2022	2021	2022	2021
Operating Income	$8,678	$6,811	$19,353	$18,328
Amortization and Depreciation Expense	5,251	3,630	19,022	14,077
OIBDA	$13,929	$10,441	$38,375	$32,405

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Music Publishing Segment Reporting Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2022 versus March 31, 2021

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2022	2021	2022	2021
Operating Income	$4,024	$5,674	$10,731	$15,279
Amortization and Depreciation Expense	3,768	3,023	13,769	11,749
OIBDA	$7,792	$8,697	$24,500	$27,028

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Recorded Music Segment Reporting Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2022 versus March 31, 2021

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2022	2021	2022	2021
Operating Income	$4,817	$978	$8,386	$2,787
Amortization and Depreciation Expense	1,458	501	5,155	2,222
OIBDA	$6,275	$1,479	$13,541	$5,009

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

Three and Twelve Months Ended March 31, 2022 versus March 31, 2021

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2022	2021	2022	2021
Net Income	$8,853	$5,071	$13,128	$9,300
Income Tax Expense	2,845	811	4,253	2,147
Interest Expense	2,864	2,304	10,871	8,972
Amortization and Depreciation	5,250	3,630	19,022	14,077
EBITDA	19,812	11,816	47,274	34,496
(Gain) Loss on Foreign Exchange(a)	(204)	361	(331)	911
Gain on Fair Value of Swaps(b)	(5,669)	(1,728)	(8,558)	(2,988)
Non-cash Share-based Compensation(c)	1,465	26	2,891	103
Interest and Other Income	(11)	(7)	(11)	(13)
Benefit of Forgiven PPP Loan(d)	-	-	-	(617)
Adjusted EBITDA	$15,393	$10,468	$41,265	$31,892

(a)	Reflects the (gain) or loss on foreign exchange fluctuations.
(b)	Reflects the non-cash gain on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects loan forgiveness for the entire amount borrowed under the Paycheck Protection Program.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Pro Forma Adjusted EBITDA

Twelve Months Ended March 31, 2022

(Unaudited)

(Dollars in thousands)

Net income	$13,128
Income tax expense	4,253
Interest expense	10,871
Amortization and depreciation	19,022
EBITDA	47,274
(Gain) loss on foreign exchange (a)	(331)
Gain on fair value of swaps (b)	(8,558)
Non-cash share-based compensation (c)	2,891
Interest and other income	(11)
Adjusted EBITDA	41,265
Pro forma EBITDA on acquisitions (d)	6,943
Pro forma Adjusted EBITDA	$48,208

(a)	Reflects the (gain) or loss on foreign exchange fluctuations.
(b)	Reflects the non-cash gain on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects the pro forma EBITDA on acquisitions for the portion of the prior twelve months that are not included in Reservoir’s financial results.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Alec Buchmelter or Alec Steinberg

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

###